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                                                                Sarah McCoy
                                                                804.788.6091
                                                                Michael Whitlow
                                                                804.788.6091

          Albemarle Corporation To Acquire Phosphorus Flame Retardants
                           in Agreement with Rhodia SA

Richmond, Va., June 17, 2003 - Albemarle Corporation (NYSE: ALB) and Rhodia SA (Paris) have reached an agreement for Albemarle to acquire Rhodia's global organo-phosphorus and ammonium polyphosphate flame retardants business for applications in rigid and flexible polyurethane foams. Annual global revenue for these products is approximately $65 million.

The transaction, which is expected to be completed in the next three to six weeks, is subject to regulatory approvals.

As part of the transaction, Albemarle will acquire Rhodia's production site in Avonmouth, United Kingdom. Rhodia also will supply Albemarle with Antiblaze(TM) flame retardants and intermediates from its plants in Charleston, S.C., and Oldbury and Widnes in the United Kingdom.

"This acquisition significantly strengthens Albemarle's position in polyurethane foam applications," said Luc Van Muylem, global business director for flame retardants at Albemarle. "The Antiblaze flame retardant product portfolio allows Albemarle to be a significant provider of flame retardants for the polyurethane foam industry as our customers are developing products to meet the challenges of safer furniture and other products. It also complements the NcendX(TM) phosphorus-based flame retardants capability Albemarle has developed for thermoplastic applications, such as electronic enclosures."

Albemarle has established global leadership positions in bromine-based and mineral flame retardants. "With the addition of the new phosphorus capabilities, our offering is unmatched by anyone in the industry. We are combining versatility of our product and technology portfolio, with excellent geographical positioning and scale of our production bases, as well as strong global technical application support capabilities," said Van Muylem.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; pharmaceuticals; agricultural, automotive and industrial products; and construction and packaging materials. The company's two business segments, Polymer Chemicals and Fine Chemicals - which includes custom manufacturing services for the life sciences market - serve customers in more than 80 countries, generating revenue of approximately $1 billion. To learn more about the Company, go to www.Albemarle.com